UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2016

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6320 Quadrangle Drive, Suite 360, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 6, 2016 we entered into an underwriting agreement with J.P. Morgan Securities LLC and Jefferies LLC as representatives of the several underwriters named therein, relating to an underwritten public offering of 4,166,667 shares of our common stock, par value $0.001 per share, at a public offering price of $24.00 per share. We expect the net proceeds from the sale of the shares to be approximately $93.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. In addition, we have granted the underwriters a 30-day option to purchase up to an additional 625,000 shares of common stock. J.P. Morgan Securities LLC is acting as lead active book-running manager for the offering and Jefferies LLC is acting as joint active book-running manager for the offering. Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated are acting as lead managers and Needham & Company, LLC, Ladenburg Thalmann & Co. Inc. and WBB Securities, LLC are acting as co-managers.

We intend to use the net proceeds from the offering to fund the commercial launch of solithromycin in community acquired bacterial pneumonia, or CABP, in the U.S., subject to the drug receiving U.S. Food and Drug Administration, or FDA, approval for such an indication; research and development activities, including the continued clinical and regulatory development of solithromycin in CABP and gonorrhea and Taksta in acute bacterial skin and skin structure infections and also for the chronic oral treatment of refractory infections in bones and joints; working capital; and general corporate and administrative expenses. We expect to begin our rolling submission to the FDA of our new drug application, or NDA, for solithromycin for the treatment of CABP in the first quarter of 2016. We expect to continue to engage in certain additional clinical and commercial activities, and accelerate others, which we began in the fourth quarter of 2015 and expect to continue throughout 2016, including building inventory of solithromycin in preparation for commercial launch in the U.S. (which prior to approval will be expensed as research and development expense in accordance with GAAP) and supporting certain investigator-led studies of solithromycin in additional indications. In addition, we expect that in the second half of 2016 we will begin to engage in additional sales and marketing preparation activities focused on solithromycin for the treatment of CABP, including hiring additional commercial management personnel, engaging in pricing research and other market research, and to begin building our specialty antibiotic sales force. Based on our current assumptions, we expect that our cash and equivalents, including the assumed proceeds of this offering (but assuming no exercise by the underwriters of their option to purchase additional shares), will enable us to fund our operating expenses and capital expenditure into the second quarter of 2017, including the completion of the NDA submission for solithromycin for CABP, the completion of our Phase 3 trial for solithromycin for the treatment of gonorrhea, initial pre-launch commercial readiness activities for solithromycin, and the cost of preparing for commercial launch and launching solithromycin in the U.S.

The offering is being made pursuant to a prospectus supplement dated January 6, 2016 and an accompanying prospectus dated May 7, 2015, pursuant to our automatic shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission and became effective on May 7, 2015 (File No. 333-203945). The offering is expected to close on or about January 12, 2016, subject to the satisfaction of customary closing conditions contained in the underwriting agreement. The underwriting agreement contains customary representations, warranties, and agreements by us, and customary conditions to closing, indemnification obligations of our company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

A copy of the underwriting agreement is attached as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the underwriting agreement is not complete and is qualified in its entirety by reference to Exhibit 1.1. The prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the validity of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 8.01.	Other Events.

On January 6, 2016 we issued a press release announcing the entry into the underwriting agreement described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 6, 2016 by and among Cempra, Inc. and J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

23.1	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).

99.1	Press release dated January 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: January 7, 2016	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer